Exhibit 99.1

AV Homes to Acquire Bonterra Builders in Charlotte, North Carolina

SCOTTSDALE, Ariz., June 10, 2015 (GLOBE NEWSWIRE) — AV Homes, Inc. (Nasdaq: AVHI) (“AV Homes” or the “Company”), a developer and builder of active adult and conventional home communities in Florida, Arizona and the Carolinas, today announced that it has entered into a definitive agreement to acquire the home building assets of privately held, Charlotte, North Carolina-based Bonterra Builders LLC, for an aggregate purchase price of approximately $96 million in cash, subject to customary adjustments.

Bonterra Builders is a recognized homebuilding leader in the Greater Charlotte market, with a commitment to building exceptional homes in outstanding communities. Focused primarily on the move-up buyer, Bonterra Builders has experienced strong growth, while earning a reputation for outstanding quality and customer service. Bonterra Builders has over 30 active communities and closed more than 300 homes in 2014.

The transaction will establish AV Homes as one of the largest homebuilders in the Greater Charlotte, North Carolina market and will complement its growing presence in the market. With nearly 1,700 primary residential lots owned or controlled, Bonterra Builders enhances AV Homes’ position in a key growth market.

In a statement, AV Homes President and CEO, Roger A. Cregg said, “We are very pleased to announce this strategic acquisition for AV Homes. The transaction with Bonterra Builders establishes a strong platform in the Carolinas and further achieves the Company’s strategic goal of expanding its operations into attractive markets with strong economic fundamentals. We expect this acquisition to drive meaningful top-line revenue growth for the company, improve our SG&A leverage, and be accretive on an earnings basis to our shareholders.” Mr. Cregg added, “The combination of the talented and well-respected Bonterra Builders management team, their strong local relationships and their desirable land positions will enhance and accelerate our earnings growth.”

Bonterra Builders President, Darren Sutton will continue to run the operations for AV Homes under the Bonterra Builders brand with no immediate changes to the operations. “This is a wonderful opportunity for our company and our employees,” said Darren Sutton. “We look forward to joining the team at AV Homes and working together as one of the leading homebuilders in the Greater Charlotte marketplace.”

The acquisition will be funded by cash on hand and AV Homes’ revolving credit facility. The transaction has been approved by the AV Homes Board and is expected to close in July 2015, subject to customary closing conditions and AV Homes’ completion of third party financing in order to extend its debt maturities and support its growth strategy.

An Investor Presentation containing further details regarding Bonterra Builders and the transaction can be found on the AV Homes website at www.avhomesinc.com.

Builder Advisor Group represented the seller in this transaction.

About AV Homes

AV Homes, Inc. is engaged in homebuilding and community development in Florida, Arizona and North Carolina. Its principal operations are conducted in the greater Orlando, Jacksonville, Phoenix, Charlotte and Raleigh markets. The Company builds communities that serve both active adults (55 years and older) as well as people of all ages. AV Homes common shares trade on NASDAQ under the symbol AVHI.

Visit us online at avhomesinc.com and www.bonterrabuilders.com

This news release contains “forward-looking statements” within the meaning of the U.S. federal securities laws, which statements may include information regarding the plans, intentions, expectations, future financial performance, or future operating performance of the Company and Bonterra Builders. These statements include, but are not limited to, the timing and likelihood of consummation of the Bonterra acquisition and the benefits of the acquisition to AV Homes’. Forward-looking statements are based on the expectations, estimates, or projections of management as of the date of this news release. Although our management believes these expectations, estimates, or projections to be reasonable as of the date of this news release, forward-looking statements are inherently subject to significant business risks, economic and competitive uncertainties, or other contingencies which could cause our actual results or performance to differ materially from what may be expressed or implied in the forward-looking statements. Such factors include, among others: the occurrence of any event, change or other circumstances that could give rise to the termination of the Bonterra Agreement; the inability to complete the acquisition of Bonterra’s business due to the failure to satisfy the conditions to completion of the transactions, unexpected costs or unexpected liabilities that may arise from the Bonterra transaction, whether or not consummated; the outcome of any legal proceedings relating to the acquisition or the Bonterra Agreement; risks to consummation of the acquisition, including the risks that the acquisition will not be consummated within the expected time period or at all, the risk that we will be unable to recognize the expected benefits of the proposed transaction and the risk that the proposed transaction disrupts current plans and operations. Important factors that could cause our actual results or performance to differ materially from our forward-looking statements include those set forth in the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2014, and in our other filings with the Securities and Exchange Commission, which filings are available on www.sec.gov. AV Homes disclaims any intention or obligation to update or revise any forward-looking statements to reflect subsequent events and circumstances, except to the extent required by applicable law.

Investor Contact:

Mike Burnett

EVP, Chief Financial Officer

480-214-7408